Exhibit 21.1

Subsidiaries of Oplink Communications, Inc.

Subsidiaries of Registrant	Jurisdiction of Incorporation	Subsidiary’s Business Name
Shanghai Oplink Communications, Inc.	Shanghai, China	Shanghai Oplink Communications, Inc.

Zhuhai FTZ Oplink Communications, Inc.	Zhuhai, China	Zhuhai FTZ Oplink Communications, Inc.

Zhuhai FTZ Oplink Optical Communications, Inc.	Zhuhai, China	Zhuhai FTZ Oplink Optical Communications, Inc. (formerly Zhuhai Oplink Communications, Inc., located in Zhuhai, China)

Zhuhai FTZ Telelight Communication, Inc.	Zhuhai, China	Zhuhai FTZ Telelight Communication, Inc. (formerly Fuzhou Telelight Communication, Inc., located in Fuzhou, China)

Oplink Macau Commercial Services Company Limited	Macau, China	Oplink Macau Commercial Services Company Limited